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                                                                    EXHIBIT 12.1

Ratio of Earnings to Fixed Charges
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
                             1999        2000          2001         2002          2003          2003     1st Qtr 2004  1st Qtr 2004
                                                                                             Pro Forma                   Pro Forma
Earnings
      Pre-Tax Income
      Reported            55,035,776  (58,137,667) (197,523,330) (13,643,126)  (66,560,352) (104,999,352)  64,881,732    56,260,732

  (-) Our share of Tek,
       Kote & PCI Net
       Income            (51,945,009) (50,845,130)  (35,753,282) (49,415,845)  (42,235,053)  (42,235,053) (13,387,429)  (13,387,429)
    + Net Income (Cash)
       distributed
       from Tek,
       Kote & PCI         45,767,157   36,237,692    29,521,922   37,739,428    34,846,805    34,846,805    6,829,394     6,829,394
    + Fixed Charges as
       defined            91,723,888  103,704,283   100,682,247   82,253,476    77,566,693   116,005,693   21,654,316    30,275,316
    + Amortization of
       capitalized
       interest                    0       26,395        84,604      140,327       392,762       392,762       90,954        90,954

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                         140,581,812   30,985,573  (102,987,839)  57,074,260     4,010,855     4,010,855   80,068,967    80,068,967

Fixed Charges

     Interest expensed
      and capitalized     86,851,814   98,420,586    95,939,454   77,902,719    73,045,198   111,484,198   20,547,568    29,168,568
     Amortized premiums,
      discounts and
      capitalized
      expenses related
      to indebtedness      1,489,074    1,900,697     1,308,299    1,131,349     1,026,243     1,026,243      254,796       254,796
     Estimate of interest
      within rental
      expense              3,383,000    3,383,000     3,434,494    3,219,408     3,495,252     3,495,252      851,952       851,952
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                          91,723,888  103,704,283   100,682,247   82,253,476    77,566,693   116,005,693   21,654,316    30,275,316


Ratio of Earnings
  to Fixed Charges              1.53            *             *            *             *             *         3.70          2.64


   * Additional pretax earnings
      necessary to generate a
       ratio of earnings to
       fixed charges of 1.0            72,718,710   203,670,086   25,179,216    73,555,838   111,994,838
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